Exhibit 16.2

July 9, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Changes in Independent Public Registered Accounting Firms” in the Registration Statement on Form S-4 of Neff Corp. and subsidiaries filed simultaneously herewith and have the following comments:

1.	We agree with the statements made in the third and fourth paragraphs of Changes in Independent Public Registered Accounting Firms.

2.	We have no basis on which to agree or disagree with the statements made in the first two paragraphs of Changes in Independent Public Registered Accounting Firms.

Yours truly,

/s/ Deloitte & Touche LLP